Exhibit 10.19

THIRD AMENDMENT TO

SENIOR SECURED CREDIT AGREEMENT

This THIRD AMENDMENT TO SENIOR SECURED CREDIT AGREEMENT, dated as of January 13, 2020 (this “Third Amendment”), is entered into by and among Williams Industrial Services Group, Inc. (“Borrower”), each financial institution from time to time party hereto as lender (each, a “Lender” and collectively, the “Lenders”), and CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, and together with its successors and assigns, the “Administrative Agent”) and as collateral agent for the Lenders (in such capacity, and together with its successors and assigns, the “Collateral Agent”).

RECITALS

WHEREAS, the Borrower, the Lenders identified on signatures pages thereto, the Administrative Agent and the Collateral Agent are parties to that certain Senior Secured Credit Agreement, dated as of September 18, 2018, as amended by that certain First Amendment to Senior Secured Credit Agreement, dated as of October 9, 2019 ant that certain Second Amendment to Senior Secured Credit Agreement, dated as of November 13, 2019 (the “Existing Credit Agreement”; the Existing Credit Agreement, as amended by this Third Amendment, the “Credit Agreement”); and

WHEREAS, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent desire to amend certain provisions of the Existing Credit Agreement in the manner and on the terms and conditions provided for herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

Definitions

Section 1.1.     Certain Definitions.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement.

ARTICLE II

Amendment

Section 2.1.     Amendment to Credit Agreement.  Upon satisfaction of the conditions set forth in Section 4 hereof, the Existing Credit Agreement is hereby amended as follows:

(a)        Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following new definition in appropriate alphabetical order:

“Third Amendment” means that certain Third Amendment to Senior Secured Credit Agreement dated as of January 13, 2020 by and among the Borrower, the Lenders party thereto, the Administrative Agent and the Collateral Agent, and acknowledged by the Guarantors.

“Third Amendment Effective Date” means the date all the conditions precedent to effectiveness of the Third Amendment as set forth therein are satisfied or waived in accordance therewith.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Total Debt as of the last day of such Test Period minus Unrestricted Cash in excess of $2,500,000 as of the last day of such Test Period to (b) Consolidated Adjusted EBITDA of the borrower and its Subsidiaries for such Test Period.

“Unrestricted Cash” means the balance of unencumbered cash and Cash Equivalent Investments (which for greater certainty shall not include any undrawn credit lines), in each case, to the extent held in a deposit account in the United States subject to an account control agreement reasonably satisfactory to the Collateral Agent.

(b)       Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the definition of “Corporate Adjusted EBITDA”, “Operating Subsidiaries Consolidated Adjusted EBITDA” and “Total Leverage Ratio” therefrom.

(c)        Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating clause a(v), clause (a)(vii) and clause (d) of the definition of “Consolidated Adjusted EBITDA”, to be effective beginning with the Test Period ending December 31, 2019, as follows:

“(a)(v) any extraordinary losses and unusual or non‑recurring charges, including, without limitation, any severance, integration, facilities closing or relocation costs and curtailments or modifications to pension and post‑retirement employee benefit plans in an aggregate amount not to exceed (1) $3,000,000 in Fiscal Year 2019, (2) $500,000 in Fiscal Year 2020 and (3) $500,000 in any Fiscal Year thereafter;

(a)(vii) one-time, non-recurring customary and documented costs and expenses deducted from net income during such period in connection with (A) the negotiation, execution and delivery of the Third Amendment and all documents contemplated thereby and the consummation of the transactions contemplated therein and (B) the negotiation, execution and delivery of the amendment to the documents evidencing the ABL Indebtedness and all other documents contemplated thereby and the consummation of the transactions contemplated therein, in an aggregate amount with respect to clauses (A) and (B) not to exceed $500,000;

(d)        without duplication and to the extent included in determining such Consolidated Net Income of Borrower and its Subsidiaries, any extraordinary or non-recurring non‑cash gains (or plus extraordinary non‑cash losses) for such period and any gains (or plus losses) realized in connection with any Disposition by the Borrower and its Subsidiaries during such period (other than any non-cash gains received from the settlement with Innova Global Inc. in connection with the Disposition of Braden Manufacturing, L.L.C.), all determined on a consolidated basis in accordance with GAAP.”

(d)       The definition of “Excess Cash Flow” contained in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the word “and” at the end of clause (e) thereof, renumbering clause (f) as clause (g) and inserting a new clause (f) as follows:

“(f) all amounts received (1) from the settlement with Innova Global Inc. in connection with the Disposition of Braden Manufacturing, L.L.C. not to exceed $638,940 and (2) in connection with the arbitration/litigation proceedings (whether pursuant to settlement or otherwise) against BDO USA, LLP; and”

(e)        Section 1.01 of the Existing Credit Agreement is hereby amended by adding a new section at the end thereof as Section 1.09.

“Section 1.09  Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.”

(f)        Section 2.02(a)(ii) of the Existing Credit Agreement is hereby amended and restated in entirety as follows:

“If the Redemption Date occurs:

(A)       on or prior to the first anniversary of the Third Amendment Effective Date, the Prepayment Premium shall be an amount equal to two percent (2%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date;

(B)       after the first anniversary of the Third Amendment Effective Date but on or prior to the second anniversary of the Third Amendment Effective Date, the Prepayment Premium shall be an amount equal to one percent (1%) of the aggregate outstanding principal amount of the Loans being prepaid on such Redemption Date; and

(C)       after the second anniversary of the Third Amendment Effective Date and at any time thereafter, the Prepayment Premium shall be zero.”

(g)        Section 2.02(b)(v) of the Existing Credit Agreement shall be amended to revise the proviso therein as follows:

“provided that for purposes of this Section, “extraordinary receipts” shall exclude the receipt of cash (A) released from escrow established in connection with the sale of Hetsco Holdings, Inc. and its Subsidiary in 2017 in an aggregate amount not to exceed $1,500,000, (B) returned after being held as cash collateral or on deposit for any obligations of the Borrower or any of its Subsidiaries, including, without limitation, any letter of credit, including the Existing Letters of Credit, and (C) from the Loan Parties’ arbitration/litigation proceedings against BDO USA LLP.”

(h)       Section 2.04 of the Existing Credit Agreement is hereby amended by adding new clauses (d) and (e) at the end thereof:

“(d)      If on or before the day on which LIBO Rate is to be determined, the Required Lenders determine that (i) LIBO Rate cannot be determined for any reason, (ii) LIBO Rate will not adequately and fairly reflect the cost of maintaining the Loans or (iii) Dollar deposits in the principal amount of the Loans are not available in the London interbank market, the Required Lenders shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Administrative Agent.  Upon any such determination, LIBO Rate shall be LIBO Rate as of the end of the Interest Period immediately preceding such determination and shall at all times thereafter until the Required Lenders give written notice to the Borrower and the Administrative Agent that such circumstances no longer exist, bear interest at LIBO Rate as of the end of such immediately preceding Interest Period.  Each determination by the Required Lenders hereunder shall be conclusive and binding absent manifest error.

(e)        If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (d)(i) of this Section have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (d)(i) of this Section have not arisen but the supervisor for the administrator of LIBO Rate has made a public statement identifying a specific date after which LIBO Rate shall no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to LIBO Rate that gives due consideration to the then-prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable; provided that, if such alternate rate of interest shall be less than 2.50%, such rate shall be deemed to be 2.50% for the purposes of this Agreement.  Notwithstanding anything to the contrary in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Lenders object to such amendment.”

(i)         Section 6.01 of the Existing Credit Agreement is hereby amended is hereby amended by adding new clause (i) at the end thereof:

“(i)       Simultaneously with the delivery of each set of financial statements referred to in Section 6.01(c), the Borrower shall provide to the Administrative Agent a monthly report of (i) margin calculations by contract, (ii) backlog by contract and (iii) conversion rates for backlog by contract, in each case in such form as the Administrative Agent may reasonably request.”

(j)        Section 6.18 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“Section 6.18   Third Amendment Post-Closing Obligations.  Take all such actions set forth in Article V of the Third Amendment within the time periods set forth therein.”

(k)       Section 7.02(h) of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

“(h)      non-cash Investments consisting of (i) Permitted Servicing Joint Ventures existing on the Closing Date as set forth on Schedule 7.02(g) and (ii) entry into Permitted Servicing Joint Ventures by any Loan Party or a Subsidiary of a Loan Party, provided that, with respect to clauses (i) and (ii), the Loan Parties and the Subsidiaries of the Loan Parties shall not be party to more than seven (7) Permitted Servicing Joint Ventures at any time;”

(l)         Section 7.03(j) of the Existing Credit Agreement is hereby amended by replacing “$15,000,000” with “$25,000,000” therein.

(m)      Section 7.12 of the Existing Credit Agreement is hereby amended and restated in its entirety as follows:

(a)        Total Net Leverage Ratio.  Commencing on December 31, 2019, permit the Total Net Leverage Ratio for the Borrower and its Subsidiaries on a consolidated basis for any Test Period ending on and as of the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Total Net Leverage Ratio
December 31, 2019	4.50:1.00
March 31, 2020	4.50:1.00
June 30, 2020	4.50:1.00
September 30, 2020	4.50:1.00
December 31, 2020	4.00:1.00

Fiscal Quarter Ending	Total Net Leverage Ratio
March 31, 2021	4.00:1.00
June 30, 2021	3.50:1.00
September 30, 2021	3.50:1.00
December 31, 2021	3.25:1.00
March 31, 2022	3.00:1.00
June 30, 2022	3.00:1.00
September 30, 2022	2.75:1.00
December 31, 2022	2.75:1.00

(b)        Minimum Consolidated Adjusted EBITDA.  Commencing on December 31, 2019, permit the Consolidated Adjusted EBITDA for the Borrower and its Subsidiaries on a consolidated basis for any Test Period ending on and as of the last day of a fiscal quarter set forth below to be less than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA
December 31, 2019	$9,500,000
March 31, 2020	$9,500,000
June 30, 2020	$9,750,000
September 30, 2020	$9,750,000
December 31, 2020	$10,000,000
March 31, 2021	$10,500,000
June 30, 2021	$11,000,000
September 30, 2021	$12,000,000
December 31, 2021	$12,500,000
March 31, 2022	$13,000,000
June 30, 2022	$13,500,000
September 30, 2022	$14,000,000

Fiscal Quarter Ending	Minimum Consolidated Adjusted EBITDA
December 31, 2022	$14,500,000

(c)        Minimum Liquidity.  Permit Liquidity reflected on the balance sheet of the Borrower and its Domestic Subsidiaries on a consolidated basis, as of the last day of each month to be less than $1,500,000.”

ARTICLE III

Representations and Warranties

Section 3.1.     Representations and Warranties. In order to induce the Agents and the Lenders to enter into this Third Amendment, each Loan Party hereby represents and warrants to the Agents and each Lender as follows:

(a)        After giving effect to this Third Amendment, the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Existing Credit Agreement or any other Loan Document shall be true and correct in all material respects on and as of the date hereof; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)       The execution, delivery and performance of this Third Amendment have been duly authorized by all necessary action on the part of, and duly executed and delivered by each of the Loan Parties.

(c)        The Loan Parties are in full compliance with each of the Loan Documents.

(d)       No Material Adverse Effect has occurred since the Closing Date.

(e)        No Default or Event of Default currently exists or shall be in existence immediately after giving effect to this Third Amendment.

ARTICLE IV

Effectiveness

Section 4.1.     Effectiveness.  This Third Amendment shall become effective as of the date set forth above on which each of the following conditions is satisfied:

(a)        The Administrative Agent shall have received duly executed signature pages to this Third Amendment signed by each Loan Party, the Administrative Agent and the Lenders.

(b)       The Borrower shall have paid to the Administrative Agent, for the benefit of the Lenders, a fee equal to $175,000.

(c)        The Borrower shall have paid to Chapman and Cutler LLP, counsel to the Administrative Agent, all reasonable and documented out-of-pocket legal fees and expenses incurred in connection with this Third Amendment and any outstanding invoices in respect of reasonable legal fees and expenses of the Administrative Agent incurred in connection with the Loan Documents prior to the date hereof.

ARTICLE V

Post-Closing Obligations

Section 5.1.     Canadian Guarantee and Security Agreements.

(a)        Within sixty  (60) days (or such later time as the Collateral Agent may agree in its reasonable discretion) after the date hereof, the Borrower shall:

(i)         cause each of WISG Canada Ltd., a British Columbia, Canada corporation, WISG Nuclear Ltd. , a British Columbia, Canada corporation and WISG Electrical Ltd., a British Columbia, Canada corporation (collectively, the “Canadian Subsidiaries” and each, a “Canadian Subsidiary”) to become Guarantors under the Credit Agreement and to execute and deliver to the Collateral Agent, a guaranty, in form and substance reasonably acceptable to the Collateral Agent, jointly and severally guaranteeing the Obligations of the other Loan Parties under the Loan Documents;

(ii)       furnish to the Collateral Agent a description of the Material Owned Properties and material personal properties of each Canadian Subsidiary, in each case, in form and substance reasonably satisfactory to the Collateral Agent;

(iii)      cause each Canadian Subsidiary to execute and deliver such assignments, pledges and security agreements as specified by, and in form and substance reasonably satisfactory to the Collateral Agent, in each case, securing the payment of all Obligations of such Canadian Subsidiaries under the Loan Documents and granting Liens on all properties of such Canadian Subsidiary provided,  however, that no security interest in fee‑owned real property other than Material Owned Property shall be required;

(iv)       take and cause each Canadian Subsidiary to take or cause to be taken, whatever action (including, without limitation, the filing of Personal Property Security Act (Ontario) financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the reasonable opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid, perfected Liens on the properties purported to be subject to the pledges, assignments and security agreements delivered pursuant to this Section 5.1(a), enforceable against all third parties in accordance with their terms, subject to Permitted Liens;

(v)        cause Williams Industrial Services Group, L.L.C. to execute and deliver to the Collateral Agent, a supplement to the relevant Collateral Document (or another pledge agreement in substantially identical form, if needed) pledging 100% of the Equity Interests held by Williams Industrial Services Group, L.L.C. in WISG Canada Ltd. and with all documents delivered pursuant to this Section 5.1(a)(v) to be in form, scope and substance reasonably satisfactory to the Collateral Agent;

(vi)       do, execute, acknowledge, deliver, record, file and register any and all such further acts, deeds, conveyances, pledge agreements, deeds of trust, trust deeds, assignments, financing statements, notices of assignment, transfers, certificates, collateral access agreements, assurances and other instruments as the Collateral Agent may reasonably require from in order to carry out more effectively the purposes of this Section 5.1(a), and cause each of the Canadian Subsidiaries to do so.

Section 5.2.     Equity Rights Offering.

(a)        On or before March 13, 2020, the Borrower shall have completed that certain offering of subscription rights to shareholders of the Borrower to purchase shares of the Borrower’s common stock in an amount not less than $7,000,000 as more fully described in the Borrower’s registration statement filed with the SEC on or about November 14, 2019 (the “Rights Offering”).  Notwithstanding anything to the contrary in Section 2.02(b)(vi) of the Credit Agreement, the Borrower shall not be required to prepay the Loans with the Net Cash Proceeds of the Rights Offering.

ARTICLE VI

Miscellaneous

Section 6.1.     Reference to and Effect on the Loan Documents.

(a)        On and after the date hereof, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Existing Credit Agreement after giving effect to this Third Amendment.

(b)       Except as specifically set forth in this Third Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)        Except as specifically set forth in this Third Amendment, the execution, delivery and performance of this Third Amendment shall not constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent, the Collateral Agent or any Lender under the Existing Credit Agreement or any of the other Loan Documents.

Section 6.2.     Release.  As a material part of the consideration for the Administrative Agent, the Collateral Agent and the Lenders entering into this Third Amendment, the Borrower and each other Loan Party (collectively, the “Releasors”) agree as follows (the “Release Provision”):

(a)        Other than with respect to the agreements of the Lenders specifically set forth herein, the Releasors, jointly and severally, hereby release and forever discharge the Administrative Agent, the Collateral Agent, each Lender and the Administrative Agent’s, the Collateral Agent’s and each Lender’s predecessors, successors, assigns, participants, officers, managers, directors, shareholders, partners, employees, agents, attorneys and other professionals, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as the “Lender Group”), from any and all claims, counterclaims, demands, damages, debts, agreements, covenants, suits, contracts, obligations, liabilities, accounts, offsets, rights, actions, and causes of action of any nature whatsoever and whether arising at law or in equity, presently possessed, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, presently accrued, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted arising out of, arising under or related to the Loan Documents (collectively, the “Claims”), that Releasors may have or allege to have against any or all of the Lender Group and that arise from events occurring before the date hereof.

(b)       The Releasors agree not to sue any of the Lender Group nor in any way assist any other person or entity in suing the Lender Group with respect to any of the Claims released herein.  The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.

(c)        The Releasors acknowledge, warrant, and represent to Lender Group that:

(i)         The Releasors have read and understand the effect of the Release Provision.  The Releasors have had the assistance of independent counsel of their own choice, or have had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasors has read and considered the Release Provision and advised Releasors with respect to the same.  Before execution of this Third Amendment, the Releasors have had adequate opportunity to make whatever investigation or inquiry they may deem necessary or desirable in connection with the subject matter of the Release Provision.

(ii)       The Releasors are not acting in reliance on any representation, understanding, or agreement not expressly set forth herein.  The Releasors acknowledge that Lender Group has not made any representation with respect to the Release Provision except as expressly set forth herein.

(iii)      The Releasors have executed this Third Amendment and the Release Provision thereof as a free and voluntary act, without any duress, coercion, or undue influence exerted by or on behalf of any person or entity.

(iv)       The Releasors are the sole owners of the Claims released by the Release Provision, and the Releasors have not heretofore conveyed or assigned any interest in any such Claims to any other person or entity.

(d)       The Releasors understand that the Release Provision was a material consideration in the agreement of the Administrative Agent, the Collateral Agent and each Lender to enter into this Third Amendment.

(e)        It is the express intent of the Releasors that the release and discharge set forth in the Release Provision be construed as broadly as possible in favor of Lender Group so as to foreclose forever the assertion by the Releasors of any Claims released hereby against Lender Group.

(f)        If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.

(g)        The Releasors acknowledge that they may hereafter discover facts in addition to or different from those that they now know or believe with respect to the Claims released herein, but the Releasors expressly shall have and intend to fully, finally and forever have released and discharged any and all such Claims.  The Releasors expressly waive any provision of statutory or decisional law to the effect that a general release does not extend to Claims that the releasing party does not know or suspect to exist in such party’s favor at the time of executing the release.

Section 6.3.   Guarantor’s Acknowledgement and Agreement. By signing below, each Guarantor (a) acknowledges, consents and agrees to this Third Amendment, (b) acknowledges and agrees that its obligations in respect of the Guarantee, the Security Agreement and the other Collateral Documents are not released, diminished, waived, modified or impaired in any manner by this Third Amendment or any of the provisions contemplated herein, (c) ratifies and confirms its obligations under the Guarantee, the Security Agreement and the other Collateral Documents, and (d) acknowledges and agrees that it has no claims or offsets against, or defenses or counterclaims to, the Guarantee, the Security Agreement, any other Collateral Documents or any other Loan Documents or Obligations.

Section 6.4.     Fees. The Borrower hereby affirms its obligation under the Credit Agreement to reimburse the Administrative Agent, the Collateral Agent and the Lenders for all reasonable and documented out‑of‑pocket costs and expenses incurred in connection with the preparation, negotiation, execution and delivery of this Third Amendment, including but not limited to all Attorney Costs.

Section 6.5.    Headings.  The headings in this Third Amendment are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Third Amendment.

Section 6.6.    Governing Law.  This Third Amendment, and all claims, disputes and matters arising hereunder or thereunder or related hereto or thereto, will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state.

Section 6.7.     Counterparts.  This Third Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Third Amendment.  Delivery of an executed counterpart of this Third

Amendment by facsimile or a scanned copy by electronic mail shall be equally as effective as delivery of an original executed counterpart of this Third Amendment.

Section 6.8.     Severability.  If any term or other provision of this Third Amendment is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Third Amendment will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Third Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 6.9.     Binding Effect.  This Third Amendment will be binding upon and inure to the benefit of and is enforceable by the respective successors and permitted assigns of the parties hereto.

[Remainder of page intentionally left blank; signatures on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

WILLIAMS INDUSTRIAL SERVICES GROUP, INC.,
as Borrower

By:	/s/ Randall R. Lay
Randall R. Lay
Chief Financial Officer

Acknowledged and agreed:

GLOBAL POWER PROFESSIONAL SERVICES INC.
WILLIAMS INDUSTRIAL SERVICES GROUP, L.L.C.
WILLIAMS INDUSTRIAL SERVICES, LLC
WILLIAMS SPECIALTY SERVICES, LLC
WILLIAMS PLANT SERVICES, LLC
WILLIAMS GLOBAL SERVICES, INC.
CONSTRUCTION & MAINTENANCE PROFESSIONALS, LLC
BRADEN HOLDINGS, LLC
STEAM ENTERPRISES LLC
GPEG, LLC, each as Guarantor

By:	/s/ Randall R. Lay
Randall R. Lay
Chief Financial Officer

CENTRE LANE PARTNERS MASTER CREDIT FUND II, L.P., as Administrative Agent and Collateral Agent, and as a Lender

By:	/s/ Luke Gosselin
Name: Luke Gosselin
Title: Managing Director